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                                                                       EXHIBIT 8
                                                                       ---------



                      Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                         New York, New York  10004-1490
                                 (212) 858-1000



                                  July 8, 1997



Silgan Holdings Inc.
4 Landmark Square
Stamford, CT  06901

Gentlemen:

          As your counsel, we have participated in the preparation of, and have reviewed, the Prospectus contained in the Registration Statement on Form S-4 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission relating to your offer to exchange certain debentures as described in the Registration Statement (the "Exchange Offer").

          On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the federal income tax matters set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus contained in the Registration Statement summarizes the material federal income tax consequences relevant to the Exchange Offer.

          We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the material tax matters relating to the Exchange Offer for Silgan Holdings Inc. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Winthrop, Stimson, Putnam &
                                                       Roberts